Exhibit 10.22
September 25, 2007
Eric Blachno
Dear Eric:
     You and Synacor, Inc. (the “Company”) signed an offer letter dated as of April 6, 2007 (the “Offer Letter”), which was amended on April 22, 2007 (the “First Amendment”). This letter supersedes and replaces Section 7 of the Offer Letter, as amended by the First Amendment, in its entirety. The remaining terms of the Offer Letter, as amended by the First Amendment, remain in full force and effect.
7.	Severance Pay.
a.	Pre IPO Date: If the Company terminates your employment for any reason other than Cause prior to the effective date of the registration statement filed by the Company with the Securities and Exchange Commission for its initial offering of its Common Stock to the public (the “IPO Date”), then the Company shall pay you your base salary for a period of 6 months following the termination of your employment. Such base salary shall be paid at the rate in effect at the time of the termination of employment and in accordance with the Company’s standard payroll procedures.

b.	IPO Date: If the Company terminates your employment for any reason other than Cause upon or following the IPO Date, then the Company shall pay you a total amount equal to (a) your annual base salary plus (b) your annual target bonus amount. Such annual base salary shall be paid at the rate in effect at the time of the termination of employment and in accordance with the Company’s standard payroll procedures over a twelve-month period. Such annual target bonus amount shall be paid, based on the annual target bonus amount for the year in which the termination occurs, and in accordance with the Company’s standard payroll procedures over a twelve-month period. In addition, the Company will pay your COBRA premiums for a twelve-month period following the date on which you and your dependents lose health care coverage as a result of your employment termination, provided that you and your dependents timely elect COBRA.

c.	Change of Control Severance Benefits: You will also sign the attached agreement, entitled Change of Control Severance Agreement, which provides for certain severance benefits in the event that there are certain employment terminations following a change of control of the Company, as set forth in further detail in the attached agreement.

d.	Release of Claims: This Section 7 will not apply unless you (i) have returned all Company property in your possession, and (ii) have executed a general release of all claims that you may have against the

Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. The Company will deliver the form to you within 30 days after your employment terminates. You must execute the release within the period set forth in the prescribed form. The payments under Subsections (a) or (b) above, as applicable, will commence on the Company’s first regularly scheduled payroll date following the effective date of the release of claims.

e.	Code Section 409A: Notwithstanding any other provision, if the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), when your employment terminates, then (i) the payments under Subsection (a) or (b) above, as applicable, to the extent not exempt from Section 409A of the Code, will commence on the earliest practicable date that occurs more than six months after the termination of your employment and (ii) the installments that otherwise would have been paid during the first six months after the termination of your employment will be paid in a lump sum on the first day of the seventh month after the termination of your employment. The amount of the payments under Subsection (a) or (b), as applicable, will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).
     We hope that you will accept this amendment to the Offer Letter (“Second Amendment”). Except as amended by this Second Amendment, the Offer Letter, as amended by the First Amendment, remains in full force and effect.
     If you have any questions, please call me at (716) 362-3305.

Very truly yours,

Synacor, Inc.
/s/ Julia Culkin
Julia Culkin
Vice President of Human Resources

I have read and accept this Second Amendment to the Offer Letter:

/s/ Eric Blachno Signature of Eric Blachno
Dated:      9/25/07
Attachment: Change of Control Severance Agreement